SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2005

World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27639 (Commission File Number)	04-2693383 (IRS Employer Identification No.)

1241 East Main Street, Stamford, CT	06902

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b)

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c)

Item 8.01. Other Events.

     On April 4, 2005, World Wrestling Entertainment, Inc. announced that the Company and NBC Universal have signed a new three-year license agreement, which license term begins in October 2005, for Monday Night Raw to air on USA Network, Telemundo and potentially on Mun2; a one hour weekly program and at least one yearly one hour special program on USA Network; and at least two yearly late night Raw specials of ninety minutes each on NBC Saturdays at 11:30 p.m.

     Under the new agreement, WWE will receive rights fees similar to the rights fees under the Company’s current contract with Spike TV. USA will sell all advertising in the programming and retain all ad revenues. Under the existing agreement with Spike TV, WWE sells the majority of the advertising in its cable programs. WWE’s advertising revenues are estimated to be approximately $37 million in the Company’s current fiscal year ending April 30, 2005, resulting in approximately $13 million in net income. Under the new agreement, NBC Universal has committed at least $8 million to promote on several platforms the launch of the programs on USA. The agreement with Spike TV remains in effect until the new license term with USA starts in October 2005.

Item 9.01. Financial Statements and Exhibits

     (a) Not applicable.

     (b) Not applicable.

     (c) Exhibits

          99.1 Press Release dated April 4, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.
By:	/s/ Edward L. Kaufman

Edward L. Kaufman Executive Vice President and General Counsel

Dated: April 4, 2005